UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 28, 2007

Exousia Advanced Materials, Inc.
(Exact name of registrant as specified in its charter)

Texas	333-87696
(State of Incorporation)	(Commission File Number)

76-0636625
(IRS Employer Identification Number)

1240 Blalock Rd., ste. 150, Houston, Texas 77055
(Address of principal executive offices)

Registrant’s telephone number, including area code: (832) 236-0090

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreements

Effective March 28, 2007, Exousia Advanced Materials entered into an Alliance Agreement with In-Pipe Technology Company, L.L.C., an Illinois limited liability company (“In-Pipe”). The term of the Alliance Agreement is three (3) years and calls for us to jointly develop with In-Pipe a dosing unit using In-Pipe’s proprietary technology for dosing microbes into the wastewater tanks of recreational vehicles (RVs), private aircraft, watercraft and trains. Upon development of the dosing unit, In-Pipe will exclusively sell the dosing units and their proprietary microbes to us for worldwide retail in the RV, private aircraft, watercraft and train markets. We have agreed to pay In-Pipe an exclusivity fee of $1,000,000 payable in five (5) payments due between May 1, 2007 and June 30, 2008.

Item 8.01 Other Events

On April 16, 2007, the City of Elkhart, Indiana gave final approval to the issuance of a manufacturer’s private activity development bond of approximately $6.5 million for the acquisition of a manufacturing facility and the purchase of new manufacturing equipment. On April 17, 2007, the Indiana Financing Authority awarded a volume cap of up to $5 million of the $6.5 million bond approved by the City of Elkhart for tax exempt status. Approximately $1.5 million of the bond will be taxable. NW Capital Markets, Inc. of Jersey City, New Jersey is the underwriter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exousia Advanced Materials, Inc.

By:__//s// Lane Brindley___________
President

Date: April 19, 2007